TERM NOTE

$20,000,000	November 2, 2007

LEV PHARMACEUTICALS, INC., a Delaware corporation, and LEV DEVELOPMENT CORP., a Delaware corporation (each a “Borrower” and collectively, the “Borrowers”), hereby jointly and severally promise to pay to the order of Mast Credit Opportunities I Master Fund Limited (“Lender”), at the place and time provided fro in that certain Term Loan Agreement, dated as of November 2, 2007 as such agreement may be amended, modified, renewed or extended from time to time (“Credit Agreement”), by and among the Borrowers, the lenders from time to time party thereto (the “Lenders”), and Mast Capital Management, LLC as administrative agent and collateral agent (the “Agent) or earlier as provided for in the Credit Agreement, the lesser of the principal sum of

TWENTY MILLION AND 00/100 DOLLARS ($20,000,000.00)

or the aggregate unpaid principal amount of all Term Loans to the Borrowers from the Lender pursuant to the terms of the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date thereof on the principal amount hereof from time to time outstanding, in like funds, at the place provided in the Credit Agreement, at a rate or rates per annum and, in each case, and payable on such dates as determined pursuant to the terms of the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Credit Agreement.

The Borrowers jointly and severally promise to pay interest, on demand, on any overdue principal and fees and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Term Note evidences the Term Loans made by the Lenders to the Borrowers under the Credit Agreement and is one of the Term Notes referred to in the Credit Agreement, which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

IN WITNESS WHEREOF, each of the undersigned has executed this Term Note under seal as of the date first set forth above.

LEV PHARMACEUTICALS, INC.

By: /s/ Joshua D. Schein
Name: Joshua D. Schein
Title: Chief Executive Officer

LEV DEVELOPMENT CORP.

By: /s/ Joshua D. Schein
Name: Joshua D. Schein
Title: Chief Executive Officer